Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”), is entered into as of this 6th day of April, 2007, by and between Benacquista Galleries Inc., a Nevada corporation, with its principal executive offices at 6870 La Valle Plateada Rancho, Santa Fe, California 92067 (“Benacquista”), and Monarch Consulting, LLC, a privately-held limited liability company, with its principal executive offices at 7 Snowberry Ct., Cockeysville, Maryland 21030 (“Monarch”) (each of Benacquista and Monarch, individually, a “Party”, and collectively, the “Parties”).

WHEREAS, on January 31, 2003 Benacquista issued a certain common stock purchase warrant to acquire up to one million (1,000,000) shares of its common stock, par value $0.001 per share, at a price of $1.00 per share to XCL Partners (the “Warrant”);

WHEREAS, XCL Partners, in accordance with the terms and conditions of the Warrant, transferred to Monarch the right to acquire up to four hundred thousand (400,000) shares of the common stock underlying the Warrant;

WHEREAS, on January 31, 2006 Monarch exercised that portion of the Warrant entitling it to acquire four hundred thousand (400,000) common shares (the “Common Shares”) in consideration of a full recourse promissory note in the principal sum of four hundred thousand dollars ($400,000), bearing interest at a rate of five percent (5%) per annum and payable in full on or before January 31, 2008, with no prior periodic payments due (the “Note”);

WHEREAS, on January 8, 2007 Benacquista effectuated a consolidation of its common shares on a ten-for-one basis;

WHEREAS, as of the date hereof, Monarch has made payments in the aggregate amount of $121,650.00, with an outstanding balance of $303,899.58 in principal and interest remaining; and

WHEREAS, after careful analysis and negotiation, each Party hereto now desires to enter into this Agreement to settle any and all of their respective remaining rights and obligations under the terms of the Note;

NOW, THEREFORE, in consideration of the forgoing, and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby covenant and agree as follows:

1.   Settlement and Satisfaction. Upon execution of this Agreement or as at a time as soon as reasonably practicable thereafter, Monarch shall take any and all actions necessary or reasonably advisable to remit to Benacquista twenty-five thousand (25,000) of the Common Shares it received upon exercise of the Warrant in consideration of the full satisfaction of the outstanding principal balance of the Note together with all interest accrued thereon through the date hereof.

2.   Mutual and General Release.

2.1   Benacquista hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Monarch and its officers, directors, stockholders, affiliates, attorneys, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature whatsoever which it may have ever had or now has against Monarch or its officers, directors, stockholders, affiliates, attorneys, agents and employees, including, without limitation, any and all claims arising out of the Note.

2.2   Monarch hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Benacquista and its officers, directors, stockholders, affiliates, attorneys, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature whatsoever which it may have ever had or now has against Benacquista or its officers, directors, stockholders, affiliates, attorneys, agents and employees, including, without limitation, any and all claims arising out of the Note.

3.   Representations and Warranties of Benacquista. Benacquista hereby represents and warrants to Monarch, as of the date hereof:

3.1   No other person has any interest in or rights to the Note or any of the obligations thereunder;

3.2   Neither the Note nor the proceeds thereof have been assigned, pledged, hypothecated, discharged or otherwise encumbered by Benacquista;

3.3   Benacquista has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Benacquista and, upon due execution and delivery by Benacquista, this Agreement shall constitute the valid and binding obligation of Benacquista, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable law or general principles of equity.

4.   Representations and Warranties of Monarch. Monarch hereby represents and warrants to Benacquista, as of the date hereof:

4.1   The Common Shares have not been encumbered, pledged, hypothecated, sold, assigned, transferred or otherwise disposed of by Monarch;

4.2   Monarch has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Monarch and, upon due execution and delivery by Monarch, this Agreement shall constitute the valid and binding obligation of Monarch, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable law or general principles of equity.

5.   Miscellaneous.
5.1   Expenses. Each of the Parties hereto shall bear their own expenses in connection with the transactions contemplated by this Agreement, including, without limitation, attorneys’ fees and costs and any expenses incurred in relation to the filing of notices with federal or state securities commissions or regulatory authorities.

5.2   Further Action. Each of the Parties hereto shall execute and deliver all documents, provide all information, and take or forbear from taking all such action as may be reasonably necessary or appropriate to achieve the purpose of this Agreement.

5.3   Entire Agreement. This Agreement constitutes the full and entire Agreement by and between the Parties with regard to the subject matter hereof and supersedes all prior agreements between the Parties, whether written or verbal. The failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such Party. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived, generally or in a particular instance and either retroactively or prospectively, only with the written consent of the Parties hereto.

5.4   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors, legal representatives and assigns.

5.5   Notices. Any notice or other communication required or permitted by this Agreement shall be given in writing and shall be deemed sufficient when delivered personally, or on the first attempted date of delivery after being mailed by certified or registered mail, return receipt requested, to the Parties at the addresses first set forth at the beginning of this Agreement or at such other address as shall be specified by the Parties by like notice.

5.6   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

5.7   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the validity of this Agreement shall not be affected thereby and the remaining provisions shall continue in full force and effect, construed as if such unenforceable provision was not a part of this Agreement.

5.8   Headings. The headings and captions contained in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.

5.9   Governing Law; Jurisdiction; Jury Trial. This Agreement shall be governed in all respects by the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Reno, Nevada, for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address first set forth at the beginning of this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first appearing above.

BENACQUISTA GALLERIES, INC.

By:	/s/ James Price
James Price
Chief Executive Officer

MONARCH CONSULTING, LLC.

By:	/s/ David Grimm
David Grimm
President